Exhibit 5.1

Gibson, Dunn & Crutcher LLP T: +1 415.393.4631 gibsondunn.com
September 20, 2024
Spyre Therapeutics, Inc.
221 Crescent St. Building 23, Suite 105
Waltham, MA 02453

Re:	Spyre Therapeutics, Inc.
Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel to Spyre Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale from time to time by the selling stockholders named therein of up to (i) 31,137,912 shares (the “Common Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), (ii) 13,841,800 shares (the “Series A Conversion Shares”) of Common Stock issuable upon the conversion of 346,045 shares of our Series A Non-Voting Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), (iii) 666,680 shares (the “Series B Conversion Shares” and together with the Series A Conversion Shares, the “Conversion Shares”) of Common Stock issuable upon the conversion of 16,667 shares of Series B Non-Voting Convertible Preferred Stock, par value $0.0001 (the “Series B Preferred Stock” and together with the Series A Preferred Stock, the “Preferred Stock”), and (iv) 684,407 shares (the “Warrant Shares”) of Common Stock issuable upon the exercise of 684,407 warrants (the “Warrants”).
In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the specimen common stock certificates and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.
Based on the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Common Shares are validly issued, fully paid and non-assessable and the Conversion Shares, when issued upon the conversion of the Preferred Stock, and the Warrant Shares, when issued upon the exercise of the Warrants, will be validly issued, fully paid and non-assessable.
We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the

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Spyre Therapeutics, Inc.	September 20, 2024 Page 2
category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP